EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-72724, File No. 333-40520, File No. 333-116402, and File No. 333-133604) of Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) of our report dated July 20, 2006, relating to the financial statements of KVI Capital, Inc., which appears in an Amended Current Report on Form 8-K/A of Goldleaf Financial Solutions, Inc. dated August 1, 2006.
/s/ Grant Thornton, LLP
Raleigh, North Carolina
August 1, 2006